EXHIBIT 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2025, EDAP TMS S.A. (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 1 share, nominal value €0.13 per share	EDAP	The Nasdaq Global Market
Ordinary Shares, nominal value €0.13 per share(*)	N/A	The Nasdaq Global Market

(*)Not for trading, but only in connection with the registration of American Depositary Shares.

Our ordinary shares are traded on The Nasdaq Global Market (“Nasdaq”) and represented by American Depositary Shares (“ADSs”) delivered by The Bank of New York Mellon (the “depositary”) pursuant to the deposit agreement (the “deposit agreement”) dated as of July 31, 1997, as amended and restated as of April 7, 2008, among our company, The Bank of New York Mellon, as depositary, and all owners and beneficial owners from time to time of ADSs issued thereunder. The ordinary shares are represented by ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS represents one ordinary share (or a right to receive one share) deposited with the principal Paris office of Uptevia (formerly BNP Paribas Securities Services) (the “custodian”), as custodian for the depositary under the deposit agreement. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

Our ADSs have been listed on Nasdaq since July 1997 and are traded under the symbol “EDAP.” In connection with the Nasdaq listing (but not for trading), the ordinary shares are registered under Section 12(b) of the Exchange Act.

This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by The Bank of New York Mellon, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive. In the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, EDAP’s by-laws and French law and, in the case of our ADSs, to the terms of the deposit agreement. Such summaries do not address all of the provisions of the by-laws or French law or of the deposit agreement, and do not purport to be complete. Our by-laws and the deposit agreement are each attached as exhibits to our Annual Report on Form 10-K for which this exhibit is provided (the “Annual Report”).

Capitalized terms not otherwise defined in this exhibit have the meanings given to them in EDAP’s Annual Report.

Ordinary Shares

The description below reflects certain terms of our by-laws and summarizes the material rights of holders of our ordinary shares under French law.

General

As of February 27, 2026, the total number of shares issued was 37,751,519 with 269,533 shares held as treasury shares, thus bringing the total number of shares outstanding to 37,481,986.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

Dividend and Liquidation Rights (French Law)

Distributable profits in each fiscal year, increased or reduced, as the case may be, by any profit or loss of the Company carried forward from prior years, less any contributions to legal reserves, is available for distribution to our shareholders as dividends, subject to the requirements of French law and our by-laws.

Under French law, we are required to allocate at least 5% of our unconsolidated distributable profits in each fiscal year to a legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in such reserve fund is equal to 10% of the nominal amount of the registered share capital.

Our shareholders may, upon recommendation of the Board of Directors, decide to allocate all or a part of distributable profits, if any, among special or general reserves, to carry them forward to the next fiscal year as retained earnings, or to allocate them to the shareholders as dividends.

Our by-laws provide that, if so agreed by the shareholders, reserves that are available for distribution under French law and our by-laws may be distributed as dividends, subject to certain limitations.

If we have made distributable profits since the end of the preceding fiscal year (as shown on an interim income statement certified by our statutory auditors), the Board of Directors has the authority under French law, without the approval of shareholders, to distribute interim dividends to the extent of such distributable profits. We have never paid interim dividends.

Under French law, dividends are distributed to shareholders pro rata according to their respective shareholdings. Dividends are payable to holders of shares outstanding on the date of the annual shareholders’ meeting deciding on the distribution of dividends, or in the case of interim dividends, on the date of the Board of Directors meeting approving the distribution of interim dividends. However, holders of newly issued shares may have their rights to dividends limited with respect to certain fiscal years. The actual dividend payment date is decided by the shareholders in an ordinary general meeting or by the Board of Directors in the absence of such a decision by the shareholders. The payment of the dividends must occur within nine months from the end of our fiscal year. An extension of such time frame may be granted by court order. Under French law, dividends not claimed within five years of the date of payment revert to the French State.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash.

Rights to Share in the Surplus in the Event of Liquidation

If the Company is liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will be distributed first to repay in full the nominal value of the shares, then the surplus, if any, will be distributed pro rata among the shareholders in proportion to the number of shares they hold and subject to any special rights granted to holders of priority shares, if any.

Liability to Further Capital Calls

Shareholders are liable for corporate liabilities only up to the par value of the shares they hold and are not liable to further capital calls of the Company.

Rights to Share in Our Profit

Under French law, each ordinary share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Voting Rights

Each of our ordinary shares entitles its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our by-laws. The ownership of a share implies, ipso jure, the acceptance of our by-laws and any decision of our shareholders.

Each shareholder is entitled to one vote per share at any general shareholders’ meeting.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and are not taken into account for purposes of quorum calculation.

Under French law, directors are elected at the ordinary general shareholders’ meeting by a simple majority vote, and may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote. Our by-laws provide that members of our Board of Directors are elected for a tenure of two years, with terms beginning upon the year of a director’s initial appointment. Pursuant to French law, the sections of the by-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by a two-thirds majority of the votes cast by our shareholders present, represented by a proxy or voting by mail at the meeting. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or voted blank or null.

Repurchase of Shares (French Law)

Pursuant to French law, the Company, as a company whose shares are not admitted to trading on a regulated market subject to the provisions of Article L. 433-3 II of the French Monetary and Financial Code, may not acquire its own shares except (a) to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting, (b) to provide shares for distribution to employees under a profit sharing, free share plan or a stock option plan, (c) to offer shares as payment in exchange for assets acquired by the Company in the context of an external growth, merger, demerger or contribution transaction and (d) to provide shares to shareholders as part of a sale procedure organized by the Company. However, the Company may not hold more than 10% of its shares then-issued and 5% for a repurchase of shares to offer them as payment or in exchange for assets acquired by the Company in the context of an external growth, merger, demerger or contribution transaction. A subsidiary of the Company is prohibited by French law from holding shares of the Company and, in the event it becomes a shareholder of the Company, such shareholder must transfer all the shares of the Company that it holds.

Sinking Fund Provisions.

Our by-laws do not provide for any sinking fund provisions.

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. Shareholders are only authorized to amend any and all provisions of our by-laws at an extraordinary shareholders’ meeting. The Company may not, however, increase any of the shareholders’ commitments without the prior approval of each shareholder.

Changes in Share Capital (French Law)

Our share capital may be increased only with the approval of the shareholders voting or represented at an extraordinary general meeting, following a recommendation of the Board of Directors. The shareholders may delegate to our Board of Directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital. If shareholders delegate authority to the Board of Directors at an extraordinary general meeting to decide a capital increase (délégation de compétence), the delegation determines the period (26 months maximum) during which the Board of Directors may decide to carry out the capital increase and the overall threshold of the capital increase. If shareholders delegate power to the Board of Directors at an extraordinary general meeting to carry out a capital increase (délégation de pouvoir) already decided by the extraordinary general meeting, the Board of Directors is granted the power to determine the terms and conditions of the capital increase within the limits set forth by the extraordinary general meeting.

Increases in the share capital may be effected either by the issuance of additional shares (including the creation of a new class of shares) or by an increase in the nominal value of existing shares or by the exercise of rights attached to securities giving access to the share capital. Additional shares may be issued for cash or for assets contributed in kind, upon the conversion of debt securities previously issued by the Company, by capitalization of profits, reserves or share premium, or, subject to certain conditions, by way of offset against indebtedness incurred by the Company. Dividends paid in the form of shares may be distributed in lieu of payment of cash dividends, as described above under “-Dividend and Liquidation Rights (French law)” in this exhibit to our Annual Report. French law permits different classes of shares to have liquidation, voting and dividend rights different from those of the outstanding ordinary shares, although we only have one class of shares.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases in share capital effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Our share capital may be decreased only with the approval of two-thirds of the shareholders voting or represented at an extraordinary general meeting. The share capital may be reduced either by decreasing the nominal value of the shares or by reducing the number of outstanding shares. The conditions under which the registered capital may be reduced will vary depending upon whether or not the reduction is attributable to losses incurred by the Company. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation by the Company of its shares.

Under French law, all the shareholders in each class of shares must be treated equally unless the inequality in treatment is accepted by the affected shareholder. If the reduction is not attributable to losses incurred by us, each shareholder will be offered an opportunity to participate in such capital reduction and may decide whether or not to participate therein.

Attendance and Voting at Shareholders’ Meetings (French Law)

In accordance with French law, there are two types of general shareholders’ meetings, ordinary and extraordinary.

Ordinary general meetings are required for any and all decisions that do not require an extraordinary general meetings, such as the election of directors, the appointment of statutory auditors, the annual accounts and the distribution of dividends.

Extraordinary general meetings are required for approval of matters that amend, or would result in an amendment of, the Company’s by-laws, such as modification of shareholders’ rights, approval of mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issuance of investment certificates or securities convertible or exchangeable into shares and for the sale or transfer of substantially all of the Company’s assets. Such meetings may not, however, increase shareholders’ commitments without the approval of each shareholder.

The Board of Directors is required to convene an annual ordinary general shareholders’ meeting, which must be held within six months of the end of our fiscal year, for approval of the annual accounts.

Other ordinary or extraordinary meetings may be convened at any time during the year. Shareholders’ meetings may be convened by the Board of Directors or, if the Board of Directors fails to call such a meeting, by our statutory auditors or by a court-appointed agent. The court may be requested to appoint an agent either by one or more shareholders holding at least 5% of the registered capital or by an interested party under certain circumstances, or, in case of an urgent matter, by the Work Council (Comité Social et Economique) representing the employees, if any. The notice calling a meeting must state the agenda for such meeting.

French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least ten days before the date set for any general meeting on second notice, a notice of the meeting (avis de convocation) must be sent by mail to all holders of properly registered shares on the date of the notice. A preliminary written notice (avis de réunion) must be sent to each shareholder who has requested to be notified in writing. Under French law, one or several shareholders together holding a specified percentage of share capital (as calculated based on a degressive scale in accordance with French law) may propose resolutions to be submitted for approval by the shareholders at the meeting. Upon our request, The Bank of New York Mellon will send to holders of ADSs notices of shareholders’ meetings and other reports and communications that are made generally available to shareholders. The Work Council, if any, may also require the registration of resolution proposals on the agenda.

Attendance and exercise of voting rights at ordinary and extraordinary general shareholders’ meetings are subject to certain conditions. Shareholders deciding to exercise their voting rights must have their shares registered in their names in the shareholder registry maintained by or on behalf of the Company before the meeting. An ADS holder must timely and properly return its voting instruction card to the depositary to exercise the voting rights relating to the shares represented by its ADSs. The depositary will use reasonable efforts to vote the underlying shares in the manner indicated by the ADS holder. In addition, if an ADS holder does not timely return a voting instruction card or the voting instruction card received is improperly completed or blank, that holder will be deemed to have given the depositary a proxy to vote, and the depositary will vote in favor of all proposals recommended by the Board of Directors and against all proposals that are not recommended by the Board of Directors.

All shareholders who have properly registered their shares have the right to participate in general shareholders’ meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold. Each share confers on the shareholder the right to one vote. Under French law, an entity we control, directly or indirectly, is prohibited from holding shares in the Company and, in the event it becomes a shareholder, shares held by such entity would be deprived of voting rights. A proxy may be granted by a shareholder whose name is registered on our share registry to his or her spouse, his/her partner with whom he/she has entered into a civil union, to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy to the Company without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the Board of Directors). Under French law, a proxy that is returned without instructions will be counted as present for purposes of the quorum and will be counted (i) in favor of the adoption of the draft resolutions supported by the Board of Directors and (ii) against the adoption of all other draft resolutions that were not expressly supported by the Board of Directors.

The presence in person or by proxy of shareholders holding not less than 33⅓ of the shares entitled to vote is necessary to reach a quorum, in case of either ordinary or extraordinary general meetings. Decisions of the Ordinary General Meeting are taken by a majority of the votes cast by the shareholders present or represented. Decisions of the Extraordinary Shareholders’ Meeting are taken by a two-thirds majority of the votes cast by the shareholders present or represented.

If a quorum is not reached at any meeting, the meeting is adjourned. The quorum requirement upon reconvening of an adjourned meeting is the same as for the first meeting.

At an ordinary general meeting or an extraordinary general meeting deciding upon any capital increase by capitalization of reserves, profits and/or share premium, a simple majority of the votes of the shareholders present or represented by proxy is required to approve a resolution. At any other extraordinary general meeting, two-thirds of the votes cast is required. However, a unanimous vote is required to increase liabilities of shareholders.

Under French law, abstention from voting, blank votes and null votes by those present or those represented by proxy or voting by mail are not counted as votes against the resolution submitted to a shareholder vote at any of the two types of meetings.

In addition to his/her rights to certain information regarding the Company, any shareholder may submit questions during or in advance of a shareholders’ meeting. Questions relating to the agenda for the meeting submitted in advance must be sent to the Board of Directors in written form at least four business days prior to such meeting. The Board of Directors must respond to such questions during the meeting.

Under French law, shareholders can nominate individuals or companies for election to the Board of Directors at a shareholders’ meeting. When the nomination is part of the agenda of the shareholders’ meeting, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, as well as the number of shares owned by such candidate, if any. In addition, if the agenda for the shareholders’ meeting includes the election of members of the Board of Directors, any shareholder may require, during the meeting, the nomination of a candidate for election at the Board of Directors at the shareholders’ meeting, even if such shareholder has not followed the nomination procedures. Under French law, shareholders cannot elect a new member of the Board of Directors at a general shareholders meeting if the agenda for the meeting does not include the election of a member of the Board of Directors, unless such nomination is necessary to fill a vacancy due to the previous dismissal of a member.

As set forth in our by-laws, shareholders’ meetings are held at the registered office of the Company or at any other locations specified in the written notice. We do not have staggered or cumulative voting arrangements for the election of directors.

Preferential Subscription Rights (French Law)

Shareholders have preferential rights to subscribe for additional shares issued by the Company for cash on a pro rata basis (or any equity securities of the Company or other securities giving a right, directly or indirectly, to equity securities issued by the Company). Shareholders may waive their preferential rights, either individually or at an extraordinary general meeting by a two-third vote of our shareholders under certain circumstances. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares. U.S. holders of ADSs may not be able to exercise preferential rights for shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirement thereunder is available.

Form and Holding of Shares (French Law)

Form of Shares

Our by-laws provide that shares can only be held in registered form.

Holding of Shares

The shares are registered in the name of the respective owners thereof in the registry maintained by or on behalf of the Company.

Stock certificates evidencing shares, in a manner comparable to that in the United States, are not issued by French companies, but we may issue or cause to be issued confirmations of shareholdings registered in such registry to the persons in whose names the shares are registered. Pursuant to French law, such confirmations do not constitute documents of title and are not negotiable instruments.

Ownership of ADSs or Shares by Non-French Residents (French Law)

Under French law, there is no limitation on the right of non-French residents or non-French security holders to own, or where applicable, vote securities of a French company.

Nevertheless, any investment: (i) by (a) any non-French citizen, (b) any French citizen not residing in France (within the meaning of Article 4 B of the French Tax Code), (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities; (ii) that will result in the relevant investor (a) acquiring control of an entity having its registered office in France or an establishment registered in France, (b) acquiring all or part of a business line of an entity having its registered office in France, (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity having its registered office in France, or (d) crossing, directly or indirectly, alone or in concert, the threshold of 10% of the voting rights of a company incorporated under French law whose shares are admitted to trading on a regulated market; and (iii) developing activities in certain strategic industries related to: (a) activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products, media or extraction, processing and recycling of critical raw materials), and (c) research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage, photonics, renewable energy technologies or biotechnology) or dual-use goods and technologies, is subject to the prior authorization of the French Minister of Economy, which authorization, if granted, may be subject to certain undertakings. The abovementioned (ii)(c) and (d) do not apply either to a natural person who is a national of a Member State of the European Union or of a State party to the Agreement on the European Economic Area that has concluded an administrative assistance agreement with France to combat fraud and tax evasion and who is domiciled in one of these States, or to an entity in which all the members of the control chain, within the meaning of II of Article R. 151-1 of the French Monetary and Financial

Code, are governed by the law of one of these States or are nationals of and domiciled in one of these States.

A “fast track” procedure is available for investors whose holdings exceed the 10% threshold but are less than the 25% threshold mentioned above.

This request for prior authorization must be filed with the French Ministry of Economy, which has 30 business days from receipt of the complete file to provide a first decision that may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Ministry of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Ministry of Economy within the abovementioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertakings aimed at protecting the French national interests. If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment. In the absence of such authorization, the relevant investment shall be deemed null and void. The relevant investor might also be found criminally liable and might be sanctioned with a fine that cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for a company) or €1 million (for an individual).

The French Monetary and Financial Code (“CMF”) provides for statistical reporting requirements. Transactions by which non-French residents acquire at least 10% of the share capital or voting rights, or cross the 10% threshold, of a French resident company, are considered as foreign direct investments in France and are subject to statistical reporting requirements (Articles R. 152-1; R.152-3 and R. 152-11 of the CMF). When the investment exceeds €15,000,000, companies must declare foreign transactions directly to the Banque de France within 20 business days following the date of certain direct foreign investments in us, including any purchase of ADSs. A failure to comply with such statistical reporting requirement may be sanctioned by five years’ imprisonment and a fine of a maximum amount equal to twice the amount that should have been reported, in accordance with Article L. 165-1 of the CMF. This amount may be increased fivefold if the violation is made by a legal entity.

Differences in Corporate Law

We are a société anonyme, or S.A., incorporated under the laws of France. French sociétés anonymes differ from Delaware corporations. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	France	Delaware
Number of Directors

Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws. In addition, the composition of a board of directors endeavors to seek a

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation

	France	Delaware

balanced representation of women and men.

Since January 1, 2017, the number of directors of each gender may not be less than 40% when the company is listed on a regulated market or when the company meets certain criteria of turnover and number of employees, if not listed on a regulated market. Any appointment made in violation of this limit that is not remedied as well as the deliberations taken by the director irregularly appointed will be null and void. The directors are appointed at the shareholders’ general meetings.

fixes the number of directors.
Director Qualifications

Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, directors of a corporation may be legal entities (with the exception of the Chairman of the board of directors), and such legal entities must designate an individual to represent them and to act on their behalf at meetings of the board of directors.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws. Under Delaware law, only individuals may be directors
Removal of Directors

Under French law, directors may be removed from office, at any time, with or without cause, by the shareholders at any shareholders’ general meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or resignation, provided that at least three directors remain in office, may be filled by a majority of the	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, unless otherwise provided in the

	France	Delaware

remaining directors pending ratification at the next shareholders’ general meeting. A shareholders’ meeting needs to be held immediately to appoint new directors if the number of directors falls below the minimum required by law.

certificate of incorporation, may be filled by stockholders or by a majority of the remaining directors (even though less than a quorum).
Annual General Meeting

Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months following the end of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be provided by the certificate of incorporation or by the by-laws, or by the board of directors if neither the certificate of incorporation or the by-laws so provide, provided that the court may order an annual meeting upon the application of a director or stockholder if a corporation has not held a meeting within 30 days of a date designated for the meeting or within 13 months after the latest of the company’s organization, the last annual meeting or the last action by written consent to elect directors.

General Meeting

Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings	French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least ten days before the date set for any	Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders

	France	Delaware

general meeting on second notice, notice of the meeting (avis de convocation) must be sent by mail to all holders of properly registered shares who have held such shares on the date of the notice. A preliminary written notice (avis de réunion) must be sent to each shareholder who has requested to be notified in writing. This notice to shareholders holding registered shares may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying their e-mail address. When the shareholders’ general meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice. The notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Trade and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date for determining notice and purpose or purposes of the meeting.

Proxy

All shareholders who have properly registered their shares have the right to participate in general shareholders’ meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years

	France	Delaware

Each share confers on the shareholder the right to one vote. A proxy may be granted by a shareholder whose name is registered on our share registry to his or her spouse, his/her partner with whom he/she has entered into a civil union, to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy to the company. Under French law, a proxy that is returned without instructions will be counted as present for purposes of the quorum and will be counted (i) in favor of the adoption of the draft resolutions supported by the board of directors and (ii) against the adoption of all other draft resolutions that were not expressly supported by the board of directors. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two shareholders’ general meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.
Shareholder Action by Written Consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.

Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder

	France	Delaware

existing shareholders have preferential subscription rights (droits préférentiels de souscription) to these securities on a pro rata of his/her share ownership unless such rights are waived by a two-thirds majority of the votes held by the shareholders present or represented by proxy or voting by mail at the extraordinary general meeting deciding or authorizing the capital increase. In case such preferential subscription rights have not been waived by the shareholders’ extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Further, preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period cannot be less than five trading days in duration. Preferential subscription rights are transferable during the subscription period, but starting two business days prior to the start of the subscription period and ending two business days prior to its closing.

does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock or to any security convertible into such stock
Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits” (bénéfices distribuables) plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” (bénéfices distribuables) consist of the unconsolidated net profits of the relevant corporation for

Under Delaware law, subject to any restrictions under a corporation’s certificate of incorporation, dividends may be paid by a Delaware corporation either out of (1) surplus as defined in and computed in accordance with Delaware law or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its

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each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their ordinary shares for their subscription that the shareholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves that cannot be distributed in accordance with the law or the company’s by-laws.

property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.
Repurchase of Ordinary Shares

Pursuant to French law, a company whose shares are not admitted to trading on a regulated market subject to the provisions of Article L. 433-3 II of the French Monetary and Financial Code, may not acquire its own shares except (a) to reduce its share capital under certain circumstances with the approval of the shareholders at an extraordinary general meeting, (b) to provide shares for distribution to employees under a profit sharing, a free share plan or a stock option plan, (c) to offer shares as payment in exchange for assets acquired by the company in the context of an external growth, merger, demerger or contribution transaction and (d) to provide shares to shareholders as part of a sale procedure organized by the company. However, the company may not hold more than 10% of its shares then-

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

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issued and 5% for a repurchase of shares to offer them as payment or in exchange for assets acquired by the company in the context of an external growth, merger, demerger or contribution transaction. A subsidiary of the company is prohibited by French law from holding shares of the company and, in the event it becomes a shareholder of the company, such shareholder must transfer all the shares of the company that it holds.

Liability of Directors

Under French law, the company’s by-laws may not include any provisions limiting the liability of directors. Civil liabilities of the directors may be sought for (1) an infringement of laws and regulations applicable to a company, (2) breach of the by-laws and (3) management failure.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

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any breach of the director’s duty of loyalty to the corporation or its stockholders;
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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
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intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
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any transaction from which the director derives an improper personal benefit.

Voting Rights

French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. Our bylaws do not provide otherwise.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

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Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:

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the approval of the board of directors; and
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the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant shareholders’ meeting or, in the case of a merger that will result in an increase of the shareholders’ commitments or with a non-EU company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the board of directors authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

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the approval of the board of directors; and
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the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights

French law does not provide for any such right but provides that a merger is subject, depending on the circumstances of the merger, to shareholders’ approval by a two-thirds majority vote, or unanimous decisions of the shareholders, as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Unless otherwise provided in the certificate of incorporation, Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the

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case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series  that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

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shares of stock of the surviving corporation;
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shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
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cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
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any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors

French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty of loyalty, a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social) taking into consideration the social and environmental aspects of their activity, where applicable.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

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Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s corporate interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

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state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
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allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
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state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Trade and Companies (registre du commerce et des sociétés) and only have by-laws (statuts) as organizational documents.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

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its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and
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the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares entitled to vote on the amendment and a majority (or greater

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percentage as may be specified by the corporation) of the voting power of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.
Amendment of By-laws

Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws. The board of directors can amend the by-laws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The board of directors is also authorized to amend the by-laws as a result of a decision to relocate the company’s registered office in France, subject to ratification by the next ordinary shareholders’ meeting.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

American Depositary Shares

The description below reflects certain terms of the deposit agreement, and summarizes the material rights of holders of our ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs the rights of holders of our ordinary shares. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. See above “Form and Holding of Shares (French law)” in this exhibit to our Annual Report. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon notice from the custodian of deposit of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of ADSs at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, the ADS holder is entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property (other than rights) and documents of title for such delivery will be at the request, risk and expense of the ADS holder.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, within one business day or as promptly as practicable, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise. The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act. In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. Each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular. See Item 3, “—Risk Factors—Risks Relating to Ownership of our Ordinary Shares and the ADSs—Preferential subscription rights may not be available for U.S. persons” in our Annual Report.

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will deliver the ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from or not subject to registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act. Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution. If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit agreement. If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefore) is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence. In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners. Upon receipt by the depositary of notice of any meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card, the “Receipt Date.” The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares. For a discussion of certain requirements relating to an ADR holder’s right to vote, see above “Ordinary Shares—Attendance and Voting at Shareholders’ Meetings (French Law)” in this exhibit to our Annual Report.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. If no voting instruction card is received by the depositary from an owner with respect to any of the shares represented by such owner’s ADSs on or before the Receipt Date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the abovementioned voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association. There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect that we and the depositary may deem necessary or desirable without the consent of the owners of ADSs. However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs. Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement). At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable: (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above, which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or registrar may require payment from the owner of the ADS or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement. Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities. See above “—Voting of Deposited Securities” in this exhibit to our Annual Report with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

General

Neither the depositary nor we, nor our respective directors, employees, agents or controlling persons (as defined under the Securities Act) will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or controlling persons (as defined under the Securities Act) shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing, which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing, which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books at its Corporate Trust Office in the city of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement and the ADSs are governed by the laws of the State of New York.